Exhibit 99.1

Local Corporation Reports Third Quarter 2013 Financial Results

Company Updates Guidance

IRVINE, Calif., Nov. 7, 2013 — Local Corporation (NASDAQ: LOCM), a leading online local media company, today reported its financial results for the third quarter 2013.

“We are pleased to report that third quarter 2013 revenue increased 4 percent sequentially to $23.5 million from $22.7 million, which was the third consecutive quarter of revenue growth. GAAP net loss fell 51 percent, while Adjusted EBITDA increased 12 percent from the second quarter. Positive third quarter trends include a 190 percent year-over-year increase in Network revenue, substantial progress in adding product inventory to our shopping data business, Krillion®, and the development of our mobile shopping app, which we expect to launch during the fourth quarter,” said Heath Clarke, Local Corporation chairman and CEO. “Third quarter O&O revenue trend was unfavorable, due to continued RPC softness from one of our larger ad partners, and although the fourth quarter is our seasonally strong quarter, we do expect some slowing in Network revenue growth and additional RPC softness. Accordingly, we now expect full-year revenue to come in at the lower end of prior guidance, and adjusted EBITDA of approximately $4.5 million. We have spent the second half of 2013 making investments that enable us to enter 2014 with unique shopping search and mobile assets that we believe will give us direct relationships with large advertisers and consumers, and allow us, for the first time, to partner with some of the largest publishers on the Internet. We remain firmly focused on growth and leveraging our many IP resources.”

SUMMARY RESULTS

(in thousands, except per share amounts)

	Q3 2013	Q2 2013	Q3 2012
Consumer Properties:
Owned & Operated	$8,807	$10,917	$18,340
Network	14,540	11,590	4,961
Business Solutions	125	149	1,064

Revenue	$23,472	$22,656	$24,365

Adjusted EBITDA*	$1,320	$1,175	$211
Plus interest and other income (expense), net	(537)	(420)	(131)
Less (provision for) benefit from income taxes	109	(159)	(22)
Less non-cash depreciation, amortization and stock compensation	(1,514)	(1,691)	(3,274)
Less revaluation of derivatives	(413)	638	65
Less net loss from discontinued operations	(154)	(3,264)	(507)
Plus accrual for lease (liability)/asset	—	155	—
Less severance charges	(5)	(20)	(144)
Less settlement accrual	(550)	—	—

GAAP net loss	$(1,744)	$(3,586)	$(3,802)

Diluted Adjusted EBITDA per share*	$0.06	$0.05	$0.01
Diluted GAAP net loss per share	$(0.08)	$(0.16)	$(0.17)

Diluted weighted average shares used for Adjusted EBITDA per share	23,191	23,051	22,245
Diluted weighted average shares used for GAAP net loss per share	22,962	22,877	22,092

Cash	$4,847	$4,806	$3,706

*	See detailed reconciliation of GAAP to non-GAAP measures in the financial tables attached to this release.

Adjusted EBITDA is defined as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock-based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; and cost related to a settlement accrual.

An explanation of the company’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures, is included below, and a reconciliation between GAAP and non-GAAP measures, where appropriate, is included in the financial tables attached to this release.

Third Quarter 2013 Results Highlights:

“We were pleased to see another quarter of sequential revenue growth in the third quarter 2013, coupled with improved bottom-line results and positive cash flow,” added Ken Cragun, Local Corporation chief financial officer.

•	Revenue – Third quarter 2013 revenue of $23.5 million represents an increase of 4 percent over second quarter 2013 revenue of $22.7 million and a 4 percent decrease from third quarter 2012 revenues of $24.4 million.

•	GAAP Net Loss – Third quarter 2013 GAAP Net Loss was $1.7 million, or ($0.08) per diluted share, compared to a second quarter 2013 GAAP Net Loss of $3.6 million, or ($0.16) per diluted share. This included a net loss from discontinued operations of $154,000, a loss on the revaluation of derivatives of $413,000, and an increase in general and administrative expense due to an estimated accrual of $550,000 relating to litigation regarding licensing fees and an increase in the allowance for doubtful accounts of $450,000.

•	Adjusted EBITDA – The company reported positive Adjusted EBITDA for the third quarter of 2013 of $1.3 million, or $0.06 per diluted share, a 12 percent increase over the second quarter 2013 positive Adjusted EBITDA.

•	Cash – The company’s cash balance was $4.8 million as of September 30, 2013, an increase compared to its June 30, 2013, cash balance.

•	Debt – On September 30, 2013, the company had borrowings of $8.7 million outstanding under its Square 1 Bank credit facility with availability of $3.3 million. The company also had $5 million due related to senior secured convertible notes.

Third Quarter 2013 Operating Highlights:

•

Overall, Organic and Mobile Traffic – Overall traffic on the site and network was 80 million monthly unique visitors (MUVs) in the third quarter of 2013, down 14 percent from second quarter 2013 traffic and down 21 percent from the year ago period. Organic traffic on the site and network was 35.1 million MUVs in the third quarter of 2013, down 18 percent from the second quarter of 2013 and down 10 percent from the year ago period. Organic traffic is defined as all non-SEM sourced traffic. Overall mobile traffic was 32 million MUVs in the third quarter of 2013, down 6 percent from the second quarter of 2013 and up 30 percent from the year ago period. The decrease in traffic during the third quarter of 2013 is due to seasonality and adjustments made to the company’s search engine marketing campaigns in response to market conditions.

Consumer Properties:

Owned & Operated (O&O):

•	Revenue – Third quarter 2013 total revenue related to the O&O business unit was $8.8 million, down 19 percent from second quarter of 2013 O&O revenue of $10.9 million and down 52 percent from the third quarter of 2012 O&O revenue of $18.3 million. The decline in O&O revenue relates to lower revenue per click from a large ad partner coupled with lower traffic and seasonality. We anticipate a seasonally strong fourth quarter.

•	Monetization of Traffic – Revenue per thousand visitors (RKV) for the third quarter of 2013 was $180, down 10 percent from the second quarter of 2013 RKV of $199 and down 35 percent from the third quarter 2012 RKV of $276. This decline was primarily due to lower revenue per click from a large ad partner.

Network:

•	Revenue – Third quarter 2013 total revenue related to the Network business unit was $14.5 million, up 25 percent from the $11.6 million Network revenue recorded in the second quarter of 2013 and up 190 percent from the $5 million Network revenue recorded in the third quarter of 2012. The increase in Network revenue is mainly due to the increase in the number of Network sites during the quarter from over 1,600 in the second quarter 2013, to over 2,100 for the third quarter of 2013 as we executed on our stated goal to expand number of sites via our business development team.

•	Network Revenue ex-TAC – Third quarter 2013 total Network revenue ex-TAC was $ 6.8 million, up 42 percent from the $4.8 million Network revenue ex-TAC recorded in the second quarter of 2013 and up 134 percent from the $2.9 million Network revenue ex-TAC recorded in the third quarter of 2012.

Network Revenue ex-TAC is defined as GAAP Network revenue less network traffic acquisition cost. An explanation of the company’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures, is included below and a reconciliation between GAAP and non-GAAP measures, where appropriate, is included in the financial tables attached to this release.

•	Network Sites – The Network business unit ended the third quarter of 2013 with over 2,100 Network partner sites.

Business Solutions:

•	Revenue – Third quarter 2013 revenue was $125,000, down 16 percent from second quarter 2013 revenue of $149,000. This decline is expected after the company’s decision to cease its direct sales efforts. Due to the immateriality, the company will no longer be separately reporting its Business Solutions revenue.

Recent News Highlights:

•	Named New VP of Technology – In October 2013, the company announced the appointment of Joe Lindsay as its new vice president of technology. He brings over 25 years of experience leading technology and engineering for well-known public and private companies. Lindsay will be instrumental in leading the company’s strategic focus on mobile and the expansion of its powerful, next generation Krillion local shopping platform, in addition to other technology initiatives.

•	Krillion Platform Powers Shopping Channel for Pittsburgh Post-Gazette – In October 2013, the company announced that it is powering a new local shopping channel for the Pittsburgh Post-Gazette through its online property, post-gazette.com. Local Corporation’s new local shopping channel enables publishers to drive new digital revenue and traffic through the integration of dynamic local shopping content from the company’s patented Krillion local shopping platform.

•	Launched Next Generation Krillion Local Shopping Platform – In September 2013, the company announced that it launched the next generation of its Krillion local shopping platform, which provides dynamic location-based product search data for millions of local consumers nationwide.

•	Announced Agreement to Provide Location-Based Product Data – In September 2013, the company announced that it signed an agreement with a major search engine to provide location-based local product data. As part of the agreement, Local Corporation’s Krillion shopping data platform is helping power local product search results, including relevant retail locations, brands, categories, and product availability data and details.

•	Appointed New VP of Product – In August 2013, the company announced the appointment of Jesus Gaytan as its new vice president of product management. Gaytan is responsible for leading the company’s product management and development initiatives, including the company’s strategic focus on mobile and the expansion of products connected to its growing local shopping platform. Gaytan brings over 14 years of product strategy experience managing digital product portfolios for both Fortune 500 and start-up companies.

Fiscal 2013 Financial Guidance:

During the fourth quarter, the company is seeing lower-than-expected RPCs from a large ad partner and slower growth in the Network business, due to its continuing efforts to maintain quality traffic for its advertising partners. As a result, the company is updating its 2013 financial guidance.

Revenue – The company now expects 2013 revenue at the low end of the previously provided guidance of between $95 million and $97 million.

Adjusted EBITDA – Positive Adjusted EBITDA for 2013 is now expected to be approximately $4.5 million. **

Projected 2013 Adjusted EBITDA Factors:

•	Interest and other income (expense), net of $2.1 million;

•	Income tax provision of $200,000;

•	Depreciation expense of $3.8 million;

•	Amortization expense of $1.1 million;

•	Stock compensation expense of $1.7 million;

•	Severance and non-recurring charges of $1.7 million;

•	Loss from discontinued operations of $3.6 million; and

•	Warrant and conversion option revaluation expense items are undeterminable, but may be significant non-cash gains or losses**

** The valuation of the warrant liability and the conversion option liability is based in large part on the underlying price and volatility of the company’s common stock during the period. Since the company cannot predict this, the company cannot project the non-cash gain or loss in connection with these warrants and the conversion option, and therefore, cannot reasonably project its GAAP net income (loss). Therefore, the company cannot provide GAAP guidance, but does report GAAP results.

As previously announced, the company will no longer provide quarterly guidance.

Conference Call Information:

Chairman and CEO Heath Clarke and CFO Ken Cragun will host a conference call today at 5 p.m. ET to discuss the results and outlook. Investors and analysts can participate in the call by dialing 1-877-454-9136 or 1-617-826-1724, passcode # 87115923. To listen to the webcast, or to view the press release, please visit the Investor Relations section of the Local Corporation website at: http://ir.local.com. Institutional investors can access the call via Thomson/CCBN’s password-protected event management site, StreetEvents, at: www.streetevents.com.

The replay can be accessed for approximately one week starting at 7:30 p.m. Eastern Time the day of the call by dialing 1-800-585-8367 or 1-404-537-3406, passcode # 87115923. A replay of the webcast will be available for approximately 90 days on the company’s website, starting approximately one hour after the completion of the call.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with over a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://www.localcorporation.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words or expressions such as ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘plans,’ ‘expect,’ ‘intend,’ ‘project,’ ‘forecast,’ ‘potential,’ ‘feel’ and similar expressions and phrases are intended to identify such forward-looking statements. Any forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, our advertising partners paying less revenue per click and revenues to us for our search results, our ability to purchase advertising from third parties to drive users to our sites, including at a profit, our ability to adapt our business following the shifts in our monetization partners, our ability to monetize the Local.com domain, including at a profit, our ability to retain a monetization partner for the Local.com domain and other web properties under our management that allows us to operate profitably, our ability to develop, market and operate our local-search technologies, our ability to maintain and grow the number of Network partner sites and the aggregate levels of user traffic from such Network partner sites, our ability to market the Local.com domain as a destination for consumers seeking local-search results, our ability to adapt to policy changes promulgated by our advertising partners and traffic acquisition partners, our ability to grow our business by enhancing our local-search services, including through businesses we acquire, the integration and future performance of our Krillion business, the possibility that the information and estimates used to predict anticipated revenues and expenses associated with the businesses we acquire are not accurate, difficulties executing integration strategies or achieving planned synergies, the possibility that integration costs and go-forward costs associated with the businesses we acquire will be higher than anticipated, the possibility of impairment of assets associated with the businesses we have acquired, our ability to successfully expand our sales channels for new and existing products and services, our ability to increase the number of businesses that purchase our advertising products, our ability to expand our advertiser and distribution networks, our ability to integrate and effectively utilize our acquisitions’ technologies, our ability to develop our products and sales, marketing, finance and administrative functions and successfully integrate our expanded infrastructure, as well as our dependence on major advertisers, our ability to successfully assert our intellectual property rights, competitive factors and pricing pressures, changes in legal and regulatory requirements, and general economic conditions. Any forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company.

Our most recent Annual Report on Form 10-K, recent Current Reports on Form 8-K and Form 8-K/A, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of “Adjusted EBITDA” which we define as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges; gain or loss on derivatives’ revaluation; net income (loss) from discontinued operations; accrued lease liability/asset; severance charges; and an expense related to a settlement accrual. Adjusted EBITDA, as defined above, is not a measurement under GAAP. Adjusted EBITDA is reconciled to net income (loss) which we believe is the most comparable GAAP measure. A reconciliation of net income (loss) to Adjusted EBITDA is set forth at the end of this press release.

Management believes that Adjusted EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period-to-period changes in income from interest on the company’s cash, expense from the company’s financing transactions and the costs associated with income tax expense, capital investments, stock-based compensation expense, net income (loss) from discontinued operations, derivatives’ revaluation charges; accrued lease liability/asset; severance charges; and an expense related to a settlement accrual; which are not directly attributable to the underlying performance of the company’s business operations. Management uses Adjusted EBITDA in evaluating the overall performance of the company’s business operations.

A limitation of non-GAAP Adjusted EBITDA is that it excludes items that often have a material effect on the company’s net income and earnings per common share calculated in accordance with GAAP. Therefore, management compensates for this limitation by using Adjusted EBITDA in conjunction with net income (loss) and net income (loss) per share measures. The company believes that Adjusted EBITDA provides investors with an additional tool for evaluating the company’s core performance, which management uses in its own evaluation of overall performance, and as a base-line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to, GAAP net income (loss) or earnings (loss) per share.

This press release also includes the non-GAAP measure of “Network revenue ex-TAC” which we define as GAAP network revenue less traffic acquisition cost. Network revenue ex-TAC, as defined above, is not a measurement under GAAP. Network revenue ex-TAC is reconciled to GAAP network revenue which we believe is the most comparable GAAP measure. A reconciliation of GAAP network revenue to Network revenue ex-TAC is set forth at the end of this press release.

Management believes that Network revenue ex-TAC provides useful information to investors about the company’s performance because it eliminates the costs associated with acquiring traffic to our Network websites, which we pay to our Network publisher partners and which can vary, as new partners are added or as we experience attrition in our partners. Management uses Network revenue ex-TAC as a means of evaluating the overall performance of the company’s Network business.

A limitation of non-GAAP Network revenue ex-TAC is that it excludes a portion of our Revenue that is material to the calculation of the Company’s overall Revenue. Therefore, management compensates for this limitation by using Network revenue ex-TAC in conjunction with GAAP network revenue. The company believes that Network revenue ex-TAC provides investors with an additional tool for evaluating core performance of the company’s Network business, which management uses in its own evaluation of Network’s performance. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP; it may provide greater insight into the company’s financial results. The non-GAAP measures should be viewed as a supplement to, and not as a substitute for, or superior to GAAP network revenue.

# # #

Investor Relations and Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com

LOCAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	September 30, 2013	December 31, 2012

ASSETS
Current assets:
Cash	$4,847	$3,696
Restricted cash	—	42
Accounts receivable, net of allowances of $548 and $250, respectively	14,885	10,618
Note receivable	167	319
Prepaid expenses and other current assets	1,405	648
Assets held for sale	—	3,452

Total current assets	21,304	18,775

Property and equipment, net	5,992	6,467
Goodwill	19,281	19,281
Intangible assets, net	2,664	3,351
Long term receivable, net of allowances of $1,710 and $1,710, respectively	1,722	1,585
Escrow receivable	390	390
Deposits	72	58

Total assets	$51,425	$49,907

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,470	$8,367
Accrued compensation	1,264	829
Deferred rent	371	452
Warrant liability	766	5
Conversion option liability	1,192	—
Other accrued liabilities	3,244	1,315
Revolving line of credit	6,417	10,000
Current portion of term loan	1,500	—
Deferred revenue	162	203

Total current liabilities	25,386	21,171

Long-term portion of term loan	750	—
Senior secured convertible notes, net of debt discount of $1,773	3,227	—
Deferred income taxes	302	302

Total liabilities	29,665	21,473

Stockholders’ equity:
Convertible preferred stock, $0.00001 par value; 10,000 shares authorized; none issued and outstanding for all periods presented	—	—
Common stock, $0.00001 par value; 65,000 shares authorized; 23,035 and 22,172 issued and outstanding, respectively	—	—
Additional paid-in capital	124,045	122,036
Accumulated deficit	(102,285)	(93,602)

Stockholders’ equity	21,760	28,434

Total liabilities and stockholders’ equity	$51,425	$49,907

LOCAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue	$23,472	$24,365	$67,591	$75,399

Costs and expenses:
Cost of revenues	16,208	18,407	48,253	55,632
Sales and marketing	2,230	3,649	7,419	11,940
General and administrative	3,894	2,522	9,685	7,706
Research and development	1,664	1,240	4,900	3,666
Amortization of intangibles	225	1,754	687	3,211

Total operating expenses	24,221	27,572	70,944	82,155

Operating income (loss)	(749)	(3,207)	(3,353)	(6,756)

Interest and other income (expense), net	(537)	(131)	(1,799)	(325)
Change in fair value of conversion option and warrant liability	(413)	65	229	173

Income (loss) from continuing operations before income taxes	(1,699)	(3,273)	(4,923)	(6,908)

Provision for (benefit from) for income taxes	(109)	22	121	121

Net income (loss) from continuing operations	(1,590)	(3,295)	(5,044)	(7,029)
Income (loss) from discontinued operations (net of taxes)	(154)	(507)	(3,639)	(9,322)

Net income (loss)	$(1,744)	$(3,802)	$(8,683)	$(16,351)

Per share data:

Basic and diluted net income (loss) per share from continuing operations	$(0.07)	$(0.15)	$(0.22)	$(0.32)

Basic and diluted net income (loss) per share from discontinued operations	$(0.01)	$(0.02)	$(0.16)	$(0.42)

Basic and diluted net income (loss) per share	$(0.08)	$(0.17)	$(0.38)	$(0.74)

Basic and diluted weighted average shares outstanding	22,962	22,092	22,802	22,087

LOCAL CORPORATION

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of revenues	$26	$22	$85	$61
Sales and marketing	83	207	333	657
General and administrative	192	320	787	988
Research and development	51	63	207	163

Total stock-based compensation expense*	$352	$612	$1,412	$1,869

Basic and diluted net stock-based compensation expense per share	$0.02	$0.03	$0.06	$0.08

*- Excludes impact of discontinued operations.

LOCAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(8,683)	$(16,351)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	3,732	6,581
Provision for doubtful accounts	809	138
Stock-based compensation expense	1,431	2,176
Non-cash interest expense	409	—
Loss on exchange of warrants	723	—
Change in fair value of conversion option and warrant liability	(229)	(173)
Impairment of goodwill and intangible assets	3,051	6,451
Changes in operating assets and liabilities:
Accounts receivable	(4,866)	497
Long term receivable	(137)	(1,133)
Note receivable	152	167
Prepaid expenses and other	(411)	223
Accounts payable and accrued liabilities	4,386	(2,248)
Deferred revenue	(41)	(75)

Net cash provided by (used in) operating activities	326	(3,747)

Cash flows from investing activities:
Capital expenditures	(2,379)	(2,553)
Restricted cash	42	(32)

Net cash used in investing activities	(2,337)	(2,585)

Cash flows from financing activities:
Proceeds from exercise of options	22	22
Proceeds from issuance of senior secured convertible notes and warrants	5,000	—
Payment of financing related costs	(527)	(5)
Proceeds (payment) of revolving credit facility	(583)	(373)
Payment of term loan	(750)	—

Net cash provided by (used in) financing activities	3,162	(356)

Net increase (decrease) in cash	1,151	(6,688)
Cash, beginning of period	3,696	10,394

Cash, end of period	$4,847	$3,706

Supplemental Cash Flow Information:
Interest paid	$426	$320

Income taxes paid	$7	$12

Non-cash financing activities:
Derivative liabilities recorded in connection with the issuance of senior secured convertible notes	$2,182	$—

LOCAL CORPORATION

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2013	2012	2013
Net loss	$(1,744)	$(3,802)	$(3,586)

Plus interest and other income (expense), net	537	131	420
Plus provision for (benefit from) income taxes	(109)	22	159
Plus amortization of intangibles	225	1,754	231
Plus depreciation	937	908	934
Plus stock-based compensation	352	612	526
Plus revaluation of derivatives	413	(65)	(638)
Plus net loss from discontinued operations	154	507	3,264
Plus accrual for lease liability/(asset)	—	—	(155)
Plus severance charges	5	144	20
Plus settlement accrual	550	—	—

Adjusted EBITDA	$1,320	$211	$1,175

Diluted Adjusted EBITDA per share	$0.06	$0.01	$0.05

Diluted weighted average shares outstanding	23,191	22,245	23,051

RECONCILIATION OF NETWORK GAAP REVENUE TO NETWORK REVENUE EX-TAC

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,
	2013	2012	2013
Network GAAP Revenue	$14,540	$4,961	$11,590
Less Traffic Acquisition Cost	7,788	2,048	6,811

Network Revenue ex-TAC	$6,752	$2,913	$4,779